                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              SPECTRAN CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                BRUCE A. CANNON
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- - --------------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
1Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

- - --------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

- - --------------------------------------------------------------------------------
     3) Filing Party:

- - --------------------------------------------------------------------------------
     4) Date Filed:

- - --------------------------------------------------------------------------------

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566
                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ---------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of the Stockholders of SpecTran Corporation (the "Company") will be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, on May 31, 1996, at 10:00 a.m. (local time), for the following purposes:

     1. To elect two directors of the Company to hold office for a three-year term;

     2. To consider and vote upon ratification of the reservation by the Company of 250,000 additional shares of the Company's authorized but unissued Common Stock for issuance under the Company's Incentive Stock Option Plan, as amended;

     3. To consider and vote upon the ratification of the appointment of KPMG Peat Marwick as independent certified public accountants for the Company for the year January 1, 1996 through December 31, 1996; and

     4. To consider and to transact such other business as may properly come before the meeting or any adjournments thereof.

     A Proxy Statement describing matters to be considered at the meeting is attached to this Notice. Stockholders of record at the close of business on April 15, 1996 will be entitled to notice of and to vote at said meeting or any adjournments thereof.

     To ensure your representation at the meeting, please sign date and return the enclosed form of Proxy in the envelope provided.

                                          By order of the Board of Directors,

                                                           BRUCE A. CANNON,
                                                                       Secretary

May 1, 1996

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566
                                ---------------

                                PROXY STATEMENT
                                ---------------

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of SpecTran Corporation (the "Company") of Proxies of the stockholders to be voted at the Annual Meeting of Stockholders to be held on May 31, 1996 or at any adjournments thereof (the "Annual Meeting"). The approximate date of mailing this Proxy Statement is May 1, 1996.

     Only holders of shares of voting Common Stock, $.10 par value ("Common Stock"), of record at the close of business on April 15, 1996 will be entitled to vote at the Annual Meeting. The Common Stock is the Company's voting securities outstanding. On that date there were 5,354,052 outstanding shares of Common Stock, each of which is entitled to one vote.

     The Company also has an authorized class of non-voting common stock, $.10 par value. Except with respect to voting rights, shares of non-voting common stock are identical in all respects to shares of voting Common Stock. On April 15, 1996 there were no outstanding shares of non-voting common stock.

     Where a choice has been specified in a Proxy, the Proxy will be voted as specified. Each Proxy will be voted FOR each matter unless a contrary choice is specified as to that matter. If the accompanying Proxy is executed and returned, the stockholder may nevertheless revoke it at any time prior to the voting thereof by delivering a later-dated Proxy, delivering written notice of revocation to the Company's Secretary, or voting in person at the Annual Meeting.

     Proxies are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by directors, officers, and employees of the Company, personally or by telephone, telegraph or facsimile machine. The Company may reimburse brokers and other persons holding shares of the Company in their names, or in the names of nominees, for their reasonable expenses in sending materials to stockholders and obtaining their Proxies.

                             ELECTION OF DIRECTORS

     The Company currently has ten directors in three classes serving staggered three-year terms. Class I, Class II and Class III currently have three, three and four directors respectively. Consistent with the Company's recently adopted policy requiring the retirement of Directors at the Annual Meeting of the Company's Stockholders immediately following their 70th birthday, Mr. Joseph C. Bothwell, Jr., a Class II Director, is not running for re-election and Mr. Richard A.M.C. Johnson, a Class III Director, will retire as of the date of the Annual Meeting, resulting in Class I, Class II and Class III having three, two and three directors, respectively. Two Class II directors are to be elected at the Annual Meeting to serve until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

     The persons listed below have been nominated by the present Board of Directors. All the nominees are presently members of the Board of Directors of the Company, and the Board of Directors knows of no reason why any of the nominees will be unable to serve. The persons named as Proxies in the accompanying Proxy intend to vote for these nominees or, if any of them will be unable to serve (the Board has no present knowledge of such fact), will vote for substitute nominees which the Board of Directors may propose.

INFORMATION WITH RESPECT TO NOMINEES FOR ELECTION AS DIRECTORS AND DIRECTORS WHOSE TERMS ARE NOT EXPIRING.

     Set forth below are the names and ages of the nominees for Class II directors and the continuing directors of Class I and III whose terms are not expiring, their principal occupations at present and for at least the past five years and certain directorships held by each. The terms of the Class I and Class III directors expires in 1998 and 1997, respectively.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE TWO NOMINEES LISTED BELOW.

               NAME, PRESENT POSITION WITH THE                             DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                   AGE         SINCE
- - -------------------------------------------------------------    ---     -------------
CLASS II -- NOMINEES FOR DIRECTORS
JOHN E. CHAPMAN
  President, SpecTran Communication Fiber Technologies, Inc.,
  Senior Vice President-Technology, SpecTran Corporation and
  Director...................................................    41      January 1994
     Mr. Chapman, appointed President of SpecTran
Communication Fiber Technologies, Inc., a subsidiary of the
Company, in October, 1995, is also Senior Vice President-
Technology, SpecTran Corporation. Mr. Chapman joined the
Company in July, 1983 as a Project Leader working on the
development of automated test equipment. In July, 1985 he
assumed the position of Director of Equipment Technology and in October, 1986 became the Director of Quality Assurance and
Management Information Systems. Mr. Chapman was appointed
  Director of Manufacturing and then Vice President of
Manufacturing and Engineering in December, 1987, and in May,
1990 was appointed Senior Vice President of Manufacturing and
Technology. Mr. Chapman was appointed Chief Operating
Officer, Executive Vice President and Director of the Company
in January, 1994. After the reorganization of the Company in
1995, Mr. Chapman was appointed to the positions he holds
presently. Mr. Chapman is also a Director of each of the
Company's subsidiaries, SpecTran Communication Fiber
Technologies, Inc., SpecTran Specialty Optics Company and
Applied Photonic Devices, Inc. Prior to joining the Company
he was employed by Valtec Corporation, an optical fiber
manufacturer and cabler, from March 1979 in various
engineering positions related to the design of optical fiber and the development of special optical measurement equipment.
Mr. Chapman holds a B.S. degree in Physics from the
University of Lowell and an M.S. degree in Electrical
Engineering from Northeastern University.

               NAME, PRESENT POSITION WITH THE                             DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                   AGE         SINCE
- - -------------------------------------------------------------    ---     -------------
LILY K. LAI, PH.D.
  Director...................................................    55       March 1995
     Dr. Lai is President of First American Development
Corporation, a management consulting and international
business development company. Previously, Dr. Lai headed the
  Corporate Planning and Development Department at Pitney
Bowes, Inc. from 1989 to 1993. She was the Chief Financial
and Planning Officer and the Vice President of Asia/ Pacific
Operations at US West International from 1987 to 1989. Dr.
Lai worked for AT&T from 1971 to 1987 in various corporate
positions including Director of Corporate Strategy and
Development (1983-1986), responsible for AT&T's global
business development activities, and Director of
International Public Affairs and Public Relations
(1986-1987), responsible for managing AT&T's relationships
with all international constituents (governments, partners,
trade associations, presses, advertising agencies, employees, etc.). Dr. Lai is a Director of each of the Company's
subsidiaries. Dr. Lai is an MIT Sloan Fellow and holds a
Ph.D. and an M.A. in Economics from the University of
Wisconsin- Madison, as well as a B.S. and M.S. in
Agricultural Economics from National Taiwan University and
the University of Kentucky, respectively.
CLASS I -- DIRECTORS (Term expires in 1998)
BRUCE A. CANNON
  Senior Vice President, Chief Financial Officer, Secretary,
  Treasurer and Director.....................................    49       March 1987
     Mr. Cannon joined the Company in May, 1983 as Controller
and was appointed Vice President, Finance, and Controller in
May, 1985. He was appointed Treasurer in 1986, Secretary and
Director in March, 1987 and Senior Vice President and Chief
Financial Officer in December, 1987. Mr. Cannon is also
Secretary, Treasurer and a Director of each of the Company's subsidiaries. He was employed by SCA Services, Inc. from 1972 through 1982 in various financial and accounting positions, including as Division Controller and Assistant Corporate
Controller. Mr. Cannon was a Certified Public Accountant and
was previously employed by Arthur Andersen & Co., an
international public accounting firm. He holds a Bachelor of
Science degree in Accounting.
PAUL D. LAZAY, PH.D.
  Director...................................................    56       March 1987
     Dr. Lazay has been a Vice President of Cisco Systems, a
data networks company, since April 1995. Dr. Lazay was a
business consultant for technology companies from October,
1993 until April, 1995. He served as President, Chief
Executive Officer and a Director for Telco Systems, Inc., a
designer and manufacturer of high speed digital fiber optic
transmission terminals and multiplexing equipment until
October 1993. Prior to joining Telco Systems in May, 1986 as
Vice President of Engineering, Dr. Lazay spent four years
  with ITT's Electro-Optical Products Division, first as
Director of Fiber Optic Development and then as Vice
President, Director of Engineering. From 1969 until 1982 he
worked for Bell Telephone Laboratories, assuming a number of increasingly responsible positions at their Material Research
Laboratory. Dr. Lazay is a Director of each of the Company's subsidiaries. He holds a Ph.D. degree in Physics from the
Massachusetts Institute of Technology.

               NAME, PRESENT POSITION WITH THE                             DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                   AGE         SINCE
- - -------------------------------------------------------------    ---     -------------
IRA S. NORDLICHT
  Director...................................................    47      February 1986
     Mr. Nordlicht is a partner in the law firm of Hackmyer &
Nordlicht which provides legal services to the Company. See
"Compensation Committee Interlocks and Insider
Participation". Prior to entering the private practice of
  law, Mr. Nordlicht served as Counsel and Foreign Policy
Advisor to the Chairman, U.S. Senate Foreign Relations
Committee (1978-1979), counsel to the U.S. Senate Foreign
Relations Subcommittee on Foreign Economic Policy (1975- 1978)
and Senior Trial Attorney for the Federal Trade Commission
(1972-1975). From 1980-1982 he also served as a Secretary of
Energy appointee to the National Petroleum Counsel. Mr.
Nordlicht is a Director of each of the Company's
subsidiaries. He holds a J.D. degree and a B.A. in Economics.
CLASS III -- DIRECTORS (Terms expires in 1997)
RAYMOND E. JAEGER, PH.D.
  Chairman of the Board of Directors.........................    58       April 1981
     Dr. Jaeger is the Chairman of the Board of Directors of
  the Company and each of its subsidiaries. He assisted in
the formation of the Company and served as President and
Chief Executive Officer of the Company from the inception of the Company through December, 1995. Prior to joining the
Company, Dr. Jaeger was Director of Research and Development
and then Vice President, Corporate Research and Development
of Galileo Electro-Optics Corporation from 1976 to 1981. Dr.
Jaeger was employed by Bell Telephone Laboratories from 1959 until 1976. At that company, he was most recently engaged in research and development of fiber optic materials and
processes. Dr. Jaeger is named as the inventor or co-inventor on sixteen patents assigned to Western Electric Company,
Incorporated, or the Company, and has written numerous
articles for technical and trade publications. Dr. Jaeger
holds a Bachelor of Science and Masters degrees and a Ph.D.
in Ceramics from Rutgers University.
GLENN E. MOORE
  President, Chief Executive Officer and Director............    47      February 1996
     Mr. Moore joined the Company in January, 1996, as
President and Chief Executive Officer of the Company and is
also the Chief Executive Officer and a Director of each of
  its subsidiaries. Prior to joining the Company, he was
employed from 1976 to 1995 at AMP, Incorporated in various
management positions including Product Manager (1985 to
1986), Business Manager (1986 to 1988) and Division Manager
(1988 to 1992) of the Electro-Optics Division and Division
Manager (1992 to 1993) and General Manager (1993 to 1995) of
the Optical Connectors & Assemblies Division. From 1982 to
1985 he supported the U.S. based operation of AMP as Manager,
Computer Integrated Manufacturing Systems, building on his
computer and communication experience from 1972 to 1982. Mr.
Moore holds a B.A. degree in Mathematics from Lebanon Valley
College and an M.B.A. in General Management from the Harvard
Graduate School of Business Administration.

               NAME, PRESENT POSITION WITH THE                             DIRECTOR
              COMPANY, AND BUSINESS EXPERIENCE                   AGE         SINCE
- - -------------------------------------------------------------    ---     -------------
RICHARD M. DONOFRIO
  Director...................................................    57        May 1993
     Mr. Donofrio is a co-owner and has been employed as
Executive Vice President of Leeverall, Inc. since his
  retirement from SNET in May, 1993, where he had served as
one of three Senior Vice Presidents at SNET reporting to the
President and CEO. Continuously employed by SNET since 1961, during the five years prior to his retirement he held a
number of Senior and Group Vice President positions and
served as the President of SNET Diversified Group, Inc. Mr.
Donofrio is a member of the Board of Directors of the
University of New Haven, the National Engineering Consortium,
Griffin Health Services Corp., Griffin Hospital Corp. and the
Greater New Haven United Way. Mr. Donofrio is a Director of
each of the Company's subsidiaries. Mr. Donofrio holds a B.S.
degree in Business Administration from Norwich University and attended the MBA program at the University of Hartford.

     Information concerning ownership of the Company's equity securities by the nominees, as well as the other directors, is contained below, under the caption "Principal Stockholders and Other Information".

                 COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     There are five standing committees of the Board of Directors: the Finance Committee, the Incentive Stock Option Committee, the Audit Committee, the Nominating Committee and the Compensation Committee. The Finance Committee, the members of which are Dr. Jaeger, Messrs. Johnson, Bothwell, Cannon and Chapman and Dr. Lai, advises the Board of Directors with regard to financial matters referred to it from time to time by the directors. The Audit Committee, composed of all of the Company's outside Directors, Messrs. Johnson, Nordlicht, Lazay, Bothwell and Donofrio and Dr. Lai confers with KPMG Peat Marwick, the Company's external auditors, regarding the scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters related to accounting and auditing. The Company's outside Directors, Messrs. Johnson, Nordlicht, Lazay, Bothwell and Donofrio and Dr. Lai, comprise the Incentive Stock Option Committee and the Compensation Committee. The Incentive Stock Option Committee administers the Company's Incentive Stock Option Plan. The Compensation Committee reviews and recommends executive compensation and administers the Company's executive compensation plans. The Nominating Committee, the members of which are Messrs. Johnson, Nordlicht and Bothwell, recommends persons for nomination by the Board of Directors for directorships. The Nominating Committee will consider candidates proposed by security holders. Generally, candidates must be highly qualified and be both willing and affirmatively desirous of serving on the Board. They should represent the interests of all security holders and not those of a special interest group. A security holder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company during the Company's last fiscal quarter.

     During the year ended December 31, 1995, the Board of Directors met 13 times, the Finance Committee met one time, the Incentive Stock Option Committee met two times (including actions by unanimous written consent), the Audit Committee met two times, the Nominating Committee met one time and the Compensation Committee met ten times. During that year, each director, attended at least seventy-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served.

                    EXECUTIVE OFFICERS OF THE COMPANY NOT A
                        DIRECTOR OR NOMINEE FOR DIRECTOR

     The following table sets forth certain information about the executive officers of the Company or its subsidiaries who are not a Director or nominee for Director.

                                                                 AGE
                                                                 ---
CRAWFORD L. CUTTS
  President, Applied Photonic Devices, Inc...................    44
     Mr. Cutts, appointed President and a Director of Applied
Photonic Devices, Inc., a subsidiary of the Company, in Octo-
ber, 1995, joined the Company in April, 1991, as Vice Presi-
dent, Business Development responsible for marketing, sales
and corporate development activities. Prior to joining the
Company he was employed by Norton Company from February 1978 in various management positions in several divisions,
including Market Manager, Advanced Ceramics responsible for
the electronics market and Manager, Corporate Development
responsible for mergers and acquisitions. From 1976 until
1977 he was employed by Owens-Corning Fiberglass. Mr. Cutts
holds both a B.A. in Mathematics and Economics and a M.S.
degree in Industrial Administration from Union College.
WILLIAM B. BECK
  President, SpecTran Specialty Optics Company...............    43
     Mr. Beck, appointed President and a Director of SpecTran
Specialty Optics Company ("SSOC"), a subsidiary of the
Company, in October, 1995, joined the Company in February,
1994, as Vice President and General Manager of SSOC following the acquisition of SSOC by the Company. Prior to joining SSOC he was employed by Ensign-Bickford Optics Company and/or
Ensign-Bickford Optical Technologies from July, 1984 in vari-
ous management positions, including President, General Man-
ager and Sales Marketing Manager. Mr. Beck holds a B.A. in
Geography and Economics from Dartmouth College and a M.A. in
  Business Administration from Rennselear Polytechnic Insti-
tute.

                  PRINCIPAL STOCKHOLDERS AND OTHER INFORMATION

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock on April 15, 1996 with respect to (a) each person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each director of the Company, (c) each executive officer of the Company and (d) all officers and directors of the Company as a group. Except as set forth below, all of such shares are held of record and beneficially.

                                                        BENEFICIAL        PERCENT
                   NAME AND ADDRESS                     OWNERSHIP         OF CLASS
- - ------------------------------------------------------  ---------         --------
Raymond E. Jaeger.....................................    180,966(1)         3.4%
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566
Allen & Company Incorporated..........................    518,073(2)         9.6%
  711 Fifth Avenue
  New York, New York 10022
Dimensional Fund Advisors Inc.........................    321,000            6.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Richard A.M.C. Johnson................................      3,000(1)          (3)
  145 La Vereda Road
  Santa Barbara, California 93108
Ira S. Nordlicht......................................     13,332(1)          (3)
  645 Fifth Avenue
  New York, New York 10022
Paul D. Lazay.........................................      8,000(1)          (3)
  52 Whiley Road
  Groton, Massachusetts 01450
Bruce A. Cannon.......................................     46,666(1)          (3)
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566
Joseph C. Bothwell, Jr................................      9,000(1)          (3)
  1437 Baracoa Avenue
  Coral Gables, Florida 33146
Richard M. Donofrio...................................      6,500(1)          (3)
  93 Ansonia Road
  Woodbridge, Connecticut 06525
John E. Chapman.......................................     48,333(1)          (3)
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566

                                                        BENEFICIAL        PERCENT
                   NAME AND ADDRESS                     OWNERSHIP         OF CLASS
- - ------------------------------------------------------  ---------         --------
Lily K. Lai...........................................          0              0
  50 Stonebridge Road
  Summit, New Jersey 07901
Glenn E. Moore........................................          0              0
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566
Crawford L. Cutts.....................................     38,333(1)          (3)
  Applied Photonic Devices, Inc P.O. Box 118
  Danielson, Connecticut 06239
William B. Beck.......................................     15,000(1)          (3)
  SpecTran Specialty Optics Company
  150 Fisher Drive
  Avon, Connecticut 06001
All directors and executive officers as a group.......    369,130           6.8%
  (twelve persons)

- - ---------------
(1) (Includes exercisable stock options to acquire shares of voting Common Stock as follows: Dr. Jaeger, 81,666 shares; Mr. Johnson, 3,000 shares; Dr. Lazay, 8,000 shares; Mr. Cannon, 46,666 shares; Mr. Nordlicht, 8,000 shares; Mr. Bothwell, 8,000 shares; Mr. Chapman, 48,333 shares; Mr. Cutts, 38,333 shares; Mr. Donofrio, 6,000 shares; Mr. Beck, 15,000 shares; and all officers and directors as a group, 262,998 shares.)

(2) Includes warrants owned by Allen & Company Incorporated to acquire 350,000 shares of voting Common Stock of the Company.

(3) Less than one percent.

     The persons referenced in the foregoing chart constitute all of the persons who, at any time during the Company's last fiscal year, were directors, officers or beneficial owners of more than five percent of the Company's Common Stock. Based solely on a review of Forms 3 and 4, and all amendments thereto, furnished to the Company during fiscal year 1995, and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1995, and all written representations received by the Company from persons with reporting obligations, the Company believes that none of such persons filed a late report during, or with respect to, the year.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The remuneration of the Chief Executive Officer and the four other most highly compensated executive officers of the Company and its Subsidiaries whose total annual salary and bonus exceeded $100,000 for all services in all capacities to the Company for its fiscal years ended December 31, 1993, 1994 and 1995, was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                                             SECURITIES
                                  ANNUAL COMPENSATION                        UNDERLYING     ALL OTHER
       NAME AND                 -----------------------    OTHER ANNUAL       OPTIONS      COMPENSATION
  PRINCIPAL POSITION     YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)      (#)(4)          ($)
- - -----------------------  ----   ------------   --------   ---------------   ------------   ------------
Raymond E. Jaeger,.....  1995      182,283      28,855          (3)            15,000          3,622(2)
  Chief Executive        1994      175,775        NONE          (3)            10,000          5,857(2)
  Officer                1993      164,233      14,376          (3)            15,000          5,636(2)
Bruce A. Cannon,.......  1995      115,158      12,735          (3)            15,000          2,299(2)
  Chief Financial        1994      112,625        NONE          (3)            10,000          3,654(2)
  Officer                1993      106,092       9,319          (3)            15,000          3,595(2)
John E. Chapman,.......  1995      155,459      20,868          (3)            15,000          3,107(2)
  President,             1994      152,234        NONE          (3)            10,000          4,766(2)
  SpecTran               1993      116,631      10,278          (3)            25,000          4,505(2)
  Communication Fiber
  Technologies, Inc.
Crawford L. Cutts,.....  1995      118,911      13,548          (3)            15,000          2,378(2)
  President,             1994      111,300        NONE          (3)            10,000          3,577(2)
  Applied Photonic       1993       99,436       8,742          (3)            15,000          3,358(2)
  Devices, Inc.
William B. Beck,.......  1995      118,917      16,705          (3)            15,000          2,947(2)
  President,             1994..     96,649      28,551          (3)            15,000          2,742(2)
  SpecTran Specialty     1993          N/A         N/A          N/A               N/A            N/A
  Optics Company

- - ---------------
(1) Included amounts deferred at officer's election pursuant to section 401(k) of the Internal Revenue Code accrued during 1995, 1994 and 1993, respectively, as follows: Dr. Jaeger, $9,240, $9,240 and $8,800; Mr. Cannon, $9,240, $9,200 and $8,100; Mr. Chapman, $8,722, $6,003 and $8,994; Mr.
    Cutts, $9,240, $9,240 and $8,994; and Mr. Beck, $7,422, $3,154 and $0.

(2) Company contributions to 401(k) and the defined contribution plan.

(3) The aggregate amount of perquisites and other person benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer, and the named executive officer had no additional "other annual compensation".

(4) As of December 31, 1995, none of the individuals named in the Summary Compensation Table held any shares of restricted stock of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding stock options granted during the fiscal year ended December 31, 1995 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company and its Subsidiaries whose total annual salary and bonus exceeded $100,000 for all services in all capacities to the Company for its fiscal years ended December 31, 1993, 1994 and 1995. The Company has never granted any stock appreciation rights.

- - -----------------------------------------------------------------------------------------------------------
                                                                                          POTENTIAL
                          INDIVIDUAL GRANTS                                          REALIZABLE VALUE AT
                                          % OF TOTAL                                    ASSUMED ANNUAL
                            NUMBER OF      OPTIONS                                   RATES OF STOCK PRICE
                           SECURITIES     GRANTED TO                                     APPRECIATION
                           UNDERLYING     EMPLOYEES                                    FOR OPTION TERM
                             OPTIONS      IN FISCAL      EXERCISE     EXPIRATION   ------------------------
          NAME             GRANTED(#)*       YEAR      PRICE($/SH)       DATE        5%($)        10%($)
- - ------------------------  -------------   ----------   ------------   ----------   ----------   -----------
Raymond E. Jaeger.......      15,000         10.7%        $ 5.50       4-07-05     $51,844.00   $131,484.00
Bruce A. Cannon.........      15,000         10.7%        $ 5.50       4-07-05     $51,844.00   $131,484.00
John E. Chapman.........      15,000         10.7%        $ 5.50       4-07-05     $51,844.00   $131,484.00
Crawford L. Cutts.......      15,000         10.7%        $ 5.50       4-07-05     $51,844.00   $131,484.00
William B. Beck.........      15,000         10.7%        $ 5.50       4-07-05     $51,844.00   $131,484.00

- - ---------------
* All options set forth are qualified options granted under the Company's Stock Option Plan at 100% of the fair market value of the shares at the time the options were granted. All options are exercisable in full three years from the date of grant in cumulative annual installments of 33 1/3% commencing one year after the date of grant, and expire ten years after the date of grant.

        AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table shows information regarding stock options exercised during the last fiscal year with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company and its Subsidiaries whose total annual salary and bonus exceeded $100,000 for all services in all capacities to the Company for its fiscal years ended December 31, 1993, 1994 and 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                         SHARES                           AT FY-END(#)                  AT FY-END($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - ---------------------- -----------   -----------   -----------   -------------   -----------   -------------
Raymond E. Jaeger.....      0            $ 0          13,333         26,667       $ 167,083         $ 0
William B. Beck.......      0              0           5,000         25,000               0           0
Bruce A. Cannon.......      0              0          38,333         26,667          21,250           0
John E. Chapman.......      0              0          40,000         30,000               0           0
Crawford L. Cutts.....      0              0          30,000         31,667               0           0

                               PENSION PLAN TABLE

     The Company has in effect a career average defined benefit plan (the "Defined Benefit Plan") for employees of the Company and its subsidiaries. Generally, after completing five years of participation in the Defined Benefit Plan or upon normal retirement at age 65, whichever is earlier, a participant is entitled to a pension under the Defined Benefit Plan based on the average annual compensation received during the ten consecutive highest paid years in which he was a plan participant, or such shorter period as he was employed by the Company. The following table shows estimated annual benefits payable upon retirement under the Company's Defined Benefit Plan (including amounts attributable to any defined benefit supplementary or excess pension award plan) in specified compensation and years of service classifications:

                                YEARS OF SERVICE

REMUNERATION   15        20         25         30         35
- - --------    -------    -------    -------    -------    -------
  25,000      2,813      3,750      4,688      4,688      4,688
  50,000      5,703      7,605      9,505      9,505      9,505
  75,000     10,953     14,604     18,255     18,255     18,255
 100,000     16,203     21,604     27,005     27,005     27,005
 125,000     21,453     28,604     35,755     35,755     35,755
 150,000     26,703     35,604     44,505     44,505     44,505
 175,000     31,953     42,604     53,255     53,255     53,255
 200,000     37,203     49,604     62,005     62,005     62,005
 225,000     42,453     56,604     70,755     70,755     70,755
 250,000     43,264     57,685     72,106     72,106     72,106
 275,000     43,264     57,685     72,106     72,106     72,106
 300,000     43,264     57,685     72,106     72,106     72,106

     A participant's eligible compensation for purposes of the Defined Benefit Plan generally includes all of his annual cash compensation including amounts deferred by the participant pursuant to the Company's 401(k) plan. The only difference between the covered compensation covered by the Defined Benefit Plan and the annual compensation reported in the Summary Compensation Table is the timing of bonus payments.

     The benefits listed in the table have been computed on a straight life annuity basis and are not subject to any deduction for social security or other offset amounts. Dr. Jaeger and Messrs. Moore, Beck, Cannon, Chapman and Cutts have 14, 0, 2, 12, 11 and 4 years of credited service respectively.

     In addition to the Company's Defined Benefits Plan, the Company has a defined contribution plan under which annual contributions may be authorized by the Compensation Committee of the Board for all employees with at least one year of service. Contributions of 2% of annualized salary were authorized for 1993, including $3,420 for Dr. Jaeger, $2,214 for Mr. Cannon, $3,000 for Mr. Chapman and $2,130 for Mr. Cutts. Contributions of 2% of annualized salary were authorized for 1994, including $3,905 for Dr. Jaeger, $1,953 for Mr. Beck, $2,436 for Mr. Cannon, $3,265 for Mr. Chapman and $2,385 for Mr. Cutts. Contributions of 1% of annualized salary were authorized for 1995, including $1,811 for Dr. Jaeger, $1,473 for Mr. Beck, $1,149 for Mr. Cannon, $1,553 for Mr. Chapman and $1,189 for Mr. Cutts.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company receives an annual retainer of $6,000, payable quarterly, a fee of $300 for each Board meeting attended and a fee of $400 for each committee meeting attended (except meetings of the Incentive Stock Option Committee

("ISOC") for which no fee is paid) in addition to being reimbursed for reasonable out-of-pocket travel expenses in connection with attendance at those meetings. Each outside member of the Board of Directors on May 21, 1991 was automatically granted a nonqualified option to purchase 5,000 shares at a per share purchase price equal to the fair market value of the stock on that day. Thereafter, every person who becomes a member of the Board of Directors, without any action of the ISOC, receives an initial grant of a nonqualified option to purchase, at the fair market value of the stock on the date the option is granted, 5,000 shares on the last business day in December in the year in which the outside director was elected a director by the stockholders for the first time. Each such nonqualified option to purchase 5,000 shares becomes exercisable one year after the date of grant, and continues in effect for ten years. In addition, on the last business day of December in each year, each outside director then in office is to be granted, without any action by the ISOC, a nonqualified option to purchase 1,000 shares at the fair market value of the stock on that day. Such nonqualified options to purchase 1,000 shares become exercisable in three equal annual installments beginning one year after the date of grant and continue in effect for ten years form the date of the grant. All options granted to an outside director become exercisable (a) upon the occurrence of a Change in Control of the Company (as defined in the Company's Incentive Stock Option Plan) or (b) when such director ceases to serve as a director for any reason, except termination for cause, as long as such director has then served as a director of the Company for two consecutive years, including, for this purpose, time served as a director before the adoption of this Plan.

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

     To attract and retain experienced and knowledgeable individuals to serve as outside directors of the Company and its affiliates, the Company implemented in December 1995 a Retirement Plan For Outside Directors (the "Retirement Plan") under which outside (non-management) directors, after the completion of five full calendar years of service as an outside director, will be entitled to an annual amount equal to the lesser of $1,000 for each year of service as an outside director or $10,000. The benefit is payable for ten years in monthly installments, commencing upon the later of an outside director's 65th birthday or retirement from the Board. While any benefits are paid under the Retirement Plan the former outside director will be available to consult for the Company. The benefit will be accelerated and discounted for present value if the outside director leaves the Board within 12 months of a Change in Control (as defined in the Retirement Plan), or if the Company is acquired through merger or consolidation or the sale of assets and the acquiring party does not agree to assume the Corporation's obligations under the Retirement Plan. The benefit is subject to forfeiture if the outside director is removed for Cause (as defined in the Retirement Plan) or, as described in the Retirement Plan, competes with the Company. The Retirement Plan is not intended to be a Qualified Plan under the Internal Revenue Code of 1986 as amended.

EMPLOYMENT AGREEMENTS (INCLUDING ARRANGEMENTS REGARDING TERMINATION AND CHANGE IN CONTROL)

     The Company has employment agreements with Dr. Jaeger and Messrs. Moore, Cannon, Chapman and Cutts. The Company's subsidiary, SpecTran Specialty Optics Company ("SSOC"), has an employment agreement with Mr. Beck. Dr. Jaeger currently holds the position of Chairman of the Board of Directors of the Company and of each of its subsidiaries; Mr. Moore, President and Chief Executive Officer of the Company and Chief Executive Officer of each of its subsidiaries; Mr. Beck, President of SSOC; Mr. Cannon, Senior Vice President and Chief Financial Officer, Secretary and Treasurer of the Company and Secretary and Treasurer of each of its subsidiaries; Mr. Chapman, President of SpecTran Communication Fiber Technologies, Inc., a subsidiary of the Company, and Senior Vice President-Technology of the Company; and Mr. Cutts, President of Applied Photonic Devices, Inc., a subsidiary of the Company. The Company has agreed to use its best efforts to nominate Dr. Jaeger for election to the Board of

Directors. Each of the agreements pertaining to Dr. Jaeger and Messrs. Cannon, Chapman and Cutts, has a base term of one year from June 1, 1992 to May 31, 1993, except in the case of Mr. Cutts' Employment Agreement, which has a base term of June 1, 1993 to May 31, 1994. The base term is automatically renewed on a daily basis so that there is always a remaining term of one year, unless the outside members of the Board of Directors terminate the automatic renewal feature and set a termination date, which must be one year from the Board's resolution to terminate. Mr. Moore's employment agreement provides for a two year initial base term commencing January 1, 1996. Mr. Moore's base term shall be automatically extended for successive one year terms unless either party provides written notice to the other at least five business days prior to the end of any such term. Mr. Beck's employment agreement provides for a base term which expires on February 19, 1997. Mr. Beck's base term shall be automatically extended for successive one year terms unless either party provides notice to the other at least five business days prior to the end of any such term. The agreements provide for an annual salary currently equal to $188,000 for Dr. Jaeger, $175,000 for Mr. Moore, $121,000 for Mr. Beck, $118,000 for Mr. Cannon, $162,000 for Mr. Chapman and $120,000 for Mr. Cutts, with future increases as determined by the Board of Directors. Each of said executives is eligible for annual bonuses to be awarded by the Board of Directors in its discretion and is entitled to participate in any pension, profit-sharing, insurance or other benefit plan of the Company if eligible under such plan or program.

     Each of said executives agreed to transfer to the Company any interest in any inventions development while employed by the Company. Each of them also agreed not to disclose any trade secrets of the Company. The employment agreements with Dr. Jaeger and Messrs. Cannon, Chapman and Cutts provide that those executives, for one year following the termination of employment, will not solicit any customers of the Company or induce any employee to leave the Company. Mr. Moore's employment agreement provides that Mr. Moore will not compete with the Company during his employment. If, during the 30 day period following the termination of Mr. Moore's employment, the Company so requests, Mr. Moore, for a one year period following the termination of his employment, will not engage in any business in which the Company or any of its affiliates was engaged or planned during his employment, solicit any customers of the Company or any of its affiliates or induce any employee to leave the Company or any of its affiliates. During such one year period, Mr. Moore will receive compensation and benefits paid or maintained in the same fashion and in amounts not less than those received during his last year of employment and will provide consulting services at the Company's request. Mr. Beck's employment agreement provides that Mr. Beck will not compete with SSOC during his employment. At SSOC's request, Mr. Beck, for a one year period following the termination of his employment, will not engage in any business in which SSOC was engaged or planned during his employment, solicit any customers of SSOC or induce any employee to leave SSOC. During such one year period, Mr. Beck will receive compensation and benefits paid or maintained in the same fashion and in amounts not less than those received during his last year of employment and will provide consulting services at SSOC's request.

     The employment agreements provide that if any of the executives suffers a partial disability, or a total disability that has continued for less than six months, he continues to receive salary and benefits until the end of the employment period. If his total disability continues for six months or more, then he will be paid at the rate of 75% of his salary for so long during the employment period as the total disability lasts, or one year, whichever is longer. In the event of the death of any of said executives, one year's salary will be paid to his spouse or estate.

     The employment agreements provide that if the Company dismisses any of said executives without cause, the Company will pay said executive his salary and maintain his benefits for six months or the balance of the employment period, whichever is longer. Under the agreements with Dr. Jaeger and Messrs. Cannon, Chapman and Cutts, if said executives take other employment during the six-month period, the Company's obligation to him is limited to salary alone for the remainder of the six months. If Dr. Jaeger or Messrs Cannon, Chapman and Cutts takes other employment later than six months from dismissal by the Company but before the end of the employment period, the Company's obligations to him then cease.

     The employment agreements with Dr. Jaeger and Messrs. Cannon, Chapman and Cutts further provide that if there is a Change in Control and either (i) the executive is dismissed without cause up to and including twelve months from such Change in Control, or (ii) the executive voluntarily leaves the employ of the Company up to and including twelve months from such Change in Control, then in either case the Company will pay the executive his salary and maintain his benefits for twelve months from his dismissal or voluntary departure. If, however, the executive takes other employment during that twelve month period, the Company's obligation to him is limited to salary alone. A "Change in Control" is defined as [A] the date of public announcement that a person has become, without the approval of the Company's Board of Directors, the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; [B] the date of the commencement of a tender offer or tender exchange by any person, without the approval of the Company's Board of Directors, if upon the consummation thereof such person would be the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; or [C] the date on which individuals who constituted the Board of Directors of the Company on the date the employment agreement was adopted cease for any reason to constitute a majority thereof, provided that any person becoming a director subsequent to such date whose election or nomination was approved by at least three quarters of such incumbent Board of Directors shall be considered as though such person were an incumbent director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee, which currently is comprised of six of the Company's outside (i.e., non-employee) directors, who are Mr. Richard A.M.C. Johnson, Mr. Ira S. Nordlicht, Dr. Paul D. Lazay, Mr. Joseph C. Bothwell, Jr., Mr. Richard M. Donofrio and Dr. Lily K. Lai, was created in February, 1993. Prior to that time, decisions regarding compensation were made by the Company's outside directors who functioned as a de facto compensation committee. None of the outside directors is currently, or has ever been, an officer or employee of the Company, or has had any relationship, or has been a party to any transaction, with the Company as to which disclosure is required, except as set forth below.

     Mr. Nordlicht is a member of the law firm of Hackmyer & Nordlicht, which has provided and continues to provide legal services to the Company. During 1995, the Company paid Hackmyer & Nordlicht legal fees for services rendered in the amount of $124,050.22.

     Dr. Lai provided consulting services to the Company for which the Company paid her $74,044.82 in 1995 for services rendered.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has responsibility for establishing and administering the Company's policies and plans governing annual and long-term compensation for the Company's senior executives such as the Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents and the Presidents of the Company's operating subsidiaries. These policies and plans are implemented in coordination with the Incentive Stock Option Committee, which is responsible for administering the Company's Incentive Stock Option Plan and reviewing policies concerning key employee stock ownership. Both committees are composed of the Company's outside (i.e., non-employee) directors (currently, Messrs. Nordlicht, Johnson, Lazay, Bothwell, Donofrio and Dr. Lai) and report regularly to the Board of Directors which periodically reviews and approves or ratifies committee actions as necessary and appropriate.

     During calendar year 1995 the Compensation Committee (the "Committee") undertook a comprehensive review of the Company's policies and practices concerning executive compensation in response to the significant changes the Company was undergoing. The Committee recognized that the Company, as part of its strategic plan, had begun and was continuing to evolve from a one location enterprise selling a limited number of optical fiber products, largely domestically, to a multi-location business selling a substantially larger number of optical fibers and value added optical fiber products both domestically and internationally. After a review of the Company's existing executive compensation plans, the Committee determined that while they had functioned well in the past, they were not necessarily appropriate for the future. The Committee retained the services of Towers Perrin, nationally recognized compensation experts, to review its conclusions concerning the existing plans and to help devise plans more appropriate for the Company's future. Towers Perrin also provided comparative data for comparably sized companies to assist the Committee in determining into which percentiles the Company's base, bonus and long-term (stock option) compensation fell as compared with those companies. These plans were developed in 1995 and implemented beginning with the 1996 calendar year. For 1995, the Committee developed and employed a transitional plan for executive compensation containing many but not all of the elements of the plan implemented in 1996. Described below are both the plans implemented in 1996 and the transitional plan used for 1995; unless otherwise stated, the description will apply to both.

COMPENSATION PHILOSOPHY

     The fundamental objective of the Company's executive compensation policy is to increase shareholder value and to align executives' and shareholders' interests both in the near and longer terms. Executives are compensated with cash and stock options. The Company's goal is to pay competitive base salaries coupled with performance based incentive compensation. Incentive compensation is a function of three factors: the first and most heavily weighted is growth in earnings before interest, taxes, depreciation and amortization (EBITDA), essentially a cash flow calculation, less the Company's cost of capital; the second and next most significant factor is the achievement of individual goals and projects (or the achievement of a certain percentage of those goals and projects if they are more than a year's duration) specifically identified at the beginning of a year; the third factor is a discretionary element designed to reward exceptional performance not recognized elsewhere, such as seizing an unanticipated opportunity which provides substantial benefit to the Company not foreseen at the beginning of the year. While maintaining primary focus on the overall, consolidated results of the Company, the Committee believes that there should be an element of reward for exceptional performance at the operating subsidiary level under certain circumstances. The underlying philosophy is that these elements will produce a stronger more economically successful company in the near and longer-term which in turn will be reflected in the Company's stock price. The Company has and will continue to grant stock options (at market price on date of grant); executives benefit only if the stock price rises.

COMPONENTS OF COMPENSATION, PROGRAMS AND PRACTICES

     Overview. Executive compensation is composed of three elements: base salary; incentive cash awards and stock options. The Company attempts to structure its base salary so that it is competitive, meaning that base salaries approximate the fiftieth percentile (50%) of the base salaries (not total compensation) of comparable companies. Incentive cash awards and stock options are used so that executives total compensation is below the fiftieth percentile for comparable companies if they have achieved less-than-desired-results, at or about the fiftieth percentile for expected performance, and above the fiftieth percentile for superior, excellent or outstanding performance.

     Base Salaries. The Company generally attempts to establish annual base salaries for executives, including the Chief Executive Officer, competitive with base salaries for executives of similarly situated companies within the industry. The objective is to pay to an executive who is fully competent and meets normal expectations for performance in his or her position a base salary at the fiftieth percentile level of the range of base salaries paid to executives holding comparable positions at similarly situated companies. Base salaries at approximately the fiftieth percentile level, in conjunction with the balance of the compensation package, permits the Company to attract and retain top quality people while meeting the Company's affordability requirements. In determining executive compensation, the Company reviewed and analyzed reports and surveys of executive compensation at comparably sized high technology companies, including those in the electronics industry.

     Incentive Cash Compensation. The Company has developed programs under which key executives can earn bonus cash compensation, dependent upon performance, that places them at less than, equal to or greater than the fiftieth percentile level of compensation paid to similar executives in similar companies. Key executives participate in two plans: the Employee Profit Sharing Plan ("EPSP") in which all employees participate and the Key Employee Incentive Plan ("Key Employee Plan"). Officers and selected director-level employees of the Company and each of its subsidiaries participate in Key Employee Plan (although any employee may be eligible for an award under the discretionary portion of Key Employee Plan, as described below).

     The Employee Profit Sharing Plan ("EPSP"). All employees, including key personnel, participate in the EPSP, which awards performance for operating subsidiary employees based upon the results of their operating subsidiary and for parent company employees based upon consolidated results. The Committee and the Board believes that it is advisable for key personnel and all other employees to share certain identical incentives. Employees of an operating subsidiary or the parent company can earn a bonus equal to one percent (1%) of their salary if the operating subsidiary that employs that person (or the consolidated corporate results for parent company employees) produces at least an eight percent (8%) return on net revenues ("ROR"). A nine percent (9%) ROR will result in a bonus equal to two percent (2%) of salary. If the relevant entity produces a ROR greater than nine percent (9%) then half of each additional percent is added to the two percent (2%), up to a maximum bonus equal to ten percent (10%) of salary. To achieve the maximum bonus, a subsidiary or the parent company, as applicable, would need to generate approximate a twenty five percent (25%) ROR. No bonuses will be paid to employees of an entity if it earns less than an eight percent (8%) ROR. Bonuses can be paid out under the EPSP to employees of an operating subsidiary which individually earns at least an eight percent (8%) ROR, even if the Company's consolidated results or the results of other subsidiaries produce a ROR of less than eight percent (8%) or a loss; the underlying philosophical concept is to provide an award for employees for those results that they can influence and control directly. This form of the EPSP was employed for determining bonuses in 1995.

     Key Employee Incentive Plan ("Key Employee Plan"). Under the Key Employee Plan, a bonus pool is created by a specified percentage of the excess of the Company's consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), essentially a cash flow calculation, over a cost of capital charge. Participants are high level employees of the Company (currently the Company's officers, Presidents and Vice Presidents of the operating subsidiaries, and specified director-level employees of the Company or its subsidiaries, currently totaling 15 individuals), with the exception of the discretionary portion of the bonus pool (described below) which may be paid out to any employee as determined by the Compensation Committee. The bonus pool will be distributed among participants as follows. Seventy percent (70%) is essentially dependent upon how much EBITDA exceeds the cost of capital. An additional seventeen and one half percent (17.5%) is based upon the achievement of individual goals and projects (or the achievement of a certain percentage of those goals and projects if they are more than a year's duration) specifically identified at the beginning of the year. The remaining twelve and one half percent (12.5%) constitutes a pool to be used for discretionary bonuses, to be awarded or not to any employee, whether a participant in the remainder of the Key Employee Plan or not, if the Compensation Committee determines that such employee made an exceptional contribution to the Company s performance not recognized elsewhere. To determine how much each participant may be paid from the bonus pool, he or she is assigned a target bonus percentage which will be used in determining how much of the bonus pool is allocated to that individual, which percentage will be adjusted downwards (including to zero) if specified levels of EBITDA return on operating assets (for the operating subsidiary or the Company, or a blend of the two, as appropriate for the individual) are not achieved. While the intent of the Key Employee Plan is to permit participants to earn total compensation potentially in excess of the fiftieth percentile when compared to comparable employees in comparable companies as a result of excellent performance, the Key Employee Plan establishes a maximum amount that can be paid to any participant under the non-discretionary portions of the Key Employee Plan to attempt to avoid excessive awards. The Key Employee Plan also can result in total compensation at or less than the fiftieth percentile if performance is not excellent. No payments will be made under the Key Employee Plan unless the Company is profitable after the payments. There is no obligation to pay out either the discretionary portion of the bonus pool or any remaining balance if the total of all bonuses distributed is less than the total bonus pool; disposition of such amounts will be determined by the Compensation Committee. For 1995, as a transitional matter, the Committee calculated the bonus pool and the amount each participant might be paid from the bonus pool as described above and awarded bonuses based upon how much EBITDA exceeds the cost of capital.

     Stock Options. Stock option grants are designed to create continued and long-term incentives for executives and employees to attempt to increase equity values consistent with the expectations and interests of public shareholders. All stock option awards are granted under the Company's Incentive Stock Option Plan. The exercise prices of all options so granted are the market price on the date of grant, with the options vesting annually in equal amounts over three years. The amount of grants attempt to place recipients in approximately the fiftieth percentile (50%) percentile when compared to comparable employees in comparable companies for long-term compensation. Recipients benefit only if the stock price rises after the date of grant and after the options vest.

     Chief Executive Officer Compensation. In determining Chief Executive Officer compensation for 1995, the Compensation Committee and the Incentive Stock Option Committee considered that during 1995, the Company successfully completed the acquisition of Applied Photonic Devices, Inc. and returned to profitability, albeit modest profitability. Modest bonus compensation totaling approximately $29,000 between both the EPSP and the Key Employee Plan, was awarded the CEO. That amount equaled 15.8% of the CEO's base compensation.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executives. It is unlikely, at this point in the Company's history, that the Company will pay executive compensation that might not be deductible under that Section. Nevertheless, the Company continues to review this matter and whenever it is advisable will take whatever steps it deems necessary in this regard.

                           Ira S. Nordlicht, Chairman
                              Richard M. Donofrio
                            Joseph C. Bothwell, Jr.
                             Richard A.M.C. Johnson
                                 Paul D. Lazay
                                  Lily K. Lai

SHAREHOLDER RETURN

     In the graph set forth below, the yearly change for the last five fiscal years in the Company's cumulative total shareholder return on its Common Stock is compared with the cumulative total return as shown in the Russell 2000 index, and in an index of peer issuers selected by the Company1.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS2

                    SPECTRAN CORP., RUSSELL 2000, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/95)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            SPTR        RUSSELL 2000     PEER GROUP
1990                                    100.00          100.00          100.00
1991                                    393.55          146.05          138.15
1992                                    283.87          172.94          179.38
1993                                    303.23          205.64          184.59
1994                                    125.81          201.90          183.68
1995                                    141.94          259.31          239.13

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company's Common Stock, RUSSELL 2000, and Peer Group.

1 The peer group selected by the Company includes the following companies engaged in the sale of optical fiber or related products: ADC
  Telecommunications, Artel Communications, AT&T, Codenoll Technology, Corning, Fibronics International, Galileo Electro-Optics, Laser Precision, OptelCom and Telco Systems.

2 Cumulative total return assumes reinvestment of dividends.

                    AMENDMENT TO INCENTIVE STOCK OPTION PLAN

     As of April 15, 1996, the Company had only 76,040 shares available for granting options under its 1991 Incentive Stock Option Plan (the "Plan"), described below, to new and existing employees and outside directors (31,040 to employees and 45,000 to outside directors). The Company has historically used options to attract new highly qualified personnel and to continue to retain its key employees. At the Annual Meeting, the holders of Common Stock of the Company will be asked to approve an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan by 250,000. All of those shares shall be made available for incentive stock options for employees; none will be made available for nonqualified options to outside directors. As of April 15, 1996, the Company had subject to option 532,918 shares of Common Stock under the Plan (488,918 to employees and 44,000 to outside directors) at an average per share exercise price of $8.07 and an additional 67,204 shares of Common Stock (all to employees) at an average per share exercise price of $2.08 under its prior incentive stock option plan (the "Old Plan"), which the Plan replaced and superseded in 1991 (see below). The options for 600,122 shares already granted under the Plan and the Old Plan combined with the 76,040 shares currently available for options under the 1991 Plan and the additional 250,000 shares proposed above will total 926,162 shares either already subject to option under the Plan or the Old Plan or available for options as described above. These numbers do not include 16,532 shares previously reserved for issuance under the Plan which have been issued upon the exercise of options granted thereunder. The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such approval. The increase in the number of shares of Common Stock issuable will enable the Company to attract new highly qualified personnel and to continue to compensate key employees by the grant of stock options.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S INCENTIVE STOCK OPTION PLAN.

INCENTIVE STOCK OPTION PLAN

     Under the Company's 1991 Incentive Stock Option Plan, as amended (the "Plan"), options to purchase up to 625,490 shares of Common Stock may be granted to key employees of the Company who are deemed to be significant contributors to the Company's operations or to directors who are not full-time employees of the Company or any subsidiary ("outside directors"). Of the shares, no more than 100,000 may be subject to options granted to outside directors. The Incentive Stock Option Committee (the "ISOC") of the Board of Directors, which, except as described below with respect to grants to outside directors, administers the Plan, is composed of Messrs. Johnson, Nordlicht, Bothwell, Lazay and Donofrio and Dr. Lai. The award of an option, when made by the ISOC, is made based in each case on an evaluation of an employee's past or potential contribution to the Company. Approximately 55 employees of the Company and its subsidiaries are currently eligible to participate in the Plan. The stock options granted by the ISOC under the Plan may be either incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, or nonqualified options. The stock options to be granted to outside directors must be nonqualified options.

     With respect to options granted to key employees, the purchase price for shares under each option (qualified or nonqualified) is determined by the ISOC, but will not be less than 100% of the fair market value of the stock. Such options become exercisable in three equal annual installments, beginning one year after the date of grant (unless the ISOC imposes more restrictive conditions) and continue in effect for ten years. If an employee, at the time the option is proposed to be granted, owns more than 10% of the Company's voting stock, the option price for incentive options will be not less than 110% of the fair market value of the Common Stock on the date of grant, and the option will continue in effect for not more than five years.

     Exercisable options may be exercised at any time an optionee is continuously employed by the Company for a period of one year and for three months after termination of employment (unless employment is terminated for cause involving personal misconduct in the judgement of the ISOC). No options may be granted under the Plan after ten years from the effective date of the Plan. With respect to all options which may granted under the Plan, upon exercise of an option, the exercise price must be paid in full either in cash or in shares of Common Stock of the Company. Options are nontransferable, except by will or by the laws of descent and distribution.

     Each outside member of the Board of Directors on May 21, 1991 was automatically granted a nonqualified option to purchase 5,000 shares at a per share purchase price equal to the fair market value of the stock on that day. Each person who subsequently becomes an outside member of the Board of Directors, without any action of the ISOC, shall receive an initial grant of a nonqualified option at the fair market value of the stock on the date the option is granted to purchase 5,000 shares on the last business day in the year in which the outside director was elected a director by the stockholders for the first time. Each such nonqualified option for 5,000 shares becomes exercisable one year after the date of grant, and continues in effect for ten years. In addition, on the last business day of December in each year, each outside director then in office is to be granted, without any action by the ISOC, a nonqualified option to purchase 1,000 shares. Such nonqualified options to purchase 1,000 shares become exercisable in three equal annual installments, beginning one year after the date of grant and continue in effect for ten years. All options granted to an outside director become exercisable when such director ceases to serve as a director for any reason, except termination for cause, as long as such director has then served as a director of the Company for two consecutive years, including, for this purpose, time served as a director before the adoption of the Plan.

     The Plan replaced the Company's prior incentive stock option plan (the "Old Plan") under which options could no longer be granted after November 11, 1991. As of April 15, 1996, options to purchase 67,204 shares remained outstanding under the Old Plan at an average per share price of $2.08, and options to purchase 532,918 shares were outstanding under the Plan at an average per share price of $8.07. As of April 15, 1996, 76,040 shares remained available for grant under the Plan.

     The number of options to be granted in 1996 and the value of such options are indeterminable at this time.

     The Plan may be amended from time to time by the Board of Directors, provided that the approval of the security holders is required for an amendment which increases the total number of shares which may be purchased under the Plan, changes the minimum purchase price, extends the period during which an option may be granted or exercised, withdraws administration of the Plan from a committee of directors who are not executives or employees of the Company, or changes provisions of the Plan governing eligibility (other than provisions governing non-discretionary grants to outside directors).

     As of April 15, 1996, the market value of a share underlying an option granted under the Plan was $8.25, and the aggregate market value of all shares reserved for the Plan was $4,951,006 on that date.

FEDERAL TAX CONSEQUENCES

     The following discussion is a summary of the major Federal income tax consequences of the Plan. An employee generally will not recognize taxable income upon the grant or exercise of an incentive stock option. (The employee may, however, be subject to an alternative minimum tax upon exercise of the option.) When shares purchased for cash pursuant to the exercise of an incentive stock option are sold, and the employee has held the shares for at least one year from the date the shares were transferred to the employee and two years from the date on which the incentive stock option was granted, the employee ordinarily will recognize capital gain (or loss) equal to the difference between the amount realized on the disposition of the shares and option price.

     If the employee disposes of any of the shares before the end of the one-year and two-year periods described above, the employee generally has made a "disqualifying disposition" with respect to those shares. In the event of a "disqualifying disposition", the employee generally will recognize ordinary income in the year of the "disqualifying disposition" equal to the excess of the fair market value of the shares on the date of exercise over the option price. Any additional gain resulting from such disposition ordinarily will be treated as capital gain to the employee. If, however, the amount realized in the "disqualifying disposition" of the shares is less than the fair market value of the shares on the date of exercise and if such disposition is a sale or exchange in which a loss (if sustained) would be recognized, the ordinary income recognized upon disposition will not exceed the excess (if any) of the amount realized in the disposition over the option price. If a "disqualifying disposition" is made by an employee who is subject to Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)"), special rules may apply to the computation of gain or loss resulting from such disposition.

     If shares of Company stock are surrendered in full payment of the option price under an incentive stock option, the employee generally will not recognize taxable income on the exchange and all of the shares transferred to the employee will be subject to both the one-year and two-year periods described in the preceding paragraphs. Special rules may apply, however, in determining an employee's gain or loss from later dispositions of the shares received, including "disqualifying dispositions".

     The Company will not be entitled to any deduction on the grant or exercise of an incentive stock option. However, the Company generally will be entitled to a Federal income tax deduction equal to the amount included by an employee for tax purposes as ordinary income in connection with a "disqualifying disposition" of incentive stock option shares, provided that such amount qualifies as an ordinary and necessary business expense of the Company. Any deduction will be available to the Company for its taxable year corresponding to the year in which the employee includes ordinary income from the "disqualifying disposition". The employee will be deemed to have included an amount as part of income for tax purposes if the Company has timely complied with any applicable tax reporting requirements with respect to that income.

     No income will be recognized by an optionee at the time a nonqualified option is granted by the Company. Upon the exercise of a nonqualified option, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares purchased (as of the exercise date) over the option price. However, for optionees who are subject to Section 16(b), special rules may apply to the computation and timing of income resulting from the exercise of a nonqualified option.

     If shares of Company stock are surrendered in full payment of the option price under a nonqualified option, the optionee will not recognize income upon such exercise to the extent that the optionee receives shares that are equal in number to the shares surrendered. To the extent that the optionee receives shares in excess of the number of shares surrendered (the "additional shares"), the optionee will recognize ordinary income in the year of exercise equal to the fair market value of the additional shares, determined as of the date of exercise. If, however, the optionee is subject to Section 16(b), special rules may apply to the computation and timing of income resulting from the exercise of a nonqualified option.

     If an optionee disposes of shares acquired by the exercise of a nonqualified option, the optionee will recognize gain (or, under certain conditions, loss) in the year of such disposition equal to the difference between any amount realized on the disposition and the optionee's tax basis in the shares (the optionees tax basis generally being the sum of the option price plus the income recognized upon exercise of the option). Ordinarily, this gain (or loss) will be a capital gain (or loss).

     The Company generally will be entitled to a Federal income tax deduction equal to the amount included by an optionee for tax purposes as ordinary income in connection with the exercise of a nonqualified stock option, provided that such amount qualifies as an ordinary and necessary business expense of the Company. Any deduction will be available to the Company for its taxable year corresponding to the year in which the optionee includes ordinary income from the exercise. The optionee will be deemed to have included an amount as part of income for tax purposes if the Company has timely complied with any applicable tax reporting requirements with respect to that income.

MATERIAL CHANGES RESULTING FROM THE PROPOSED AMENDMENT

     As of April 15, 1996, a total of 625,490 shares were reserved for issuance under the Company's 1991 Incentive Stock Option Plan. Of those shares, options for 488,918 shares have been granted to employees and options for 44,000 shares have been granted to outside directors. In addition, 16,532 shares previously reserved for issuance under the Plan were issued upon the exercise of options granted thereunder. Accordingly, there remains available for new options only 76,040 shares, of which 31,040 are reserved for employees and 45,000 shares are reserved for outside directors. If the proposed amendment to the Plan is approved, the total number of shares reserved under the Plan will be increased from 625,490 to 875,490. The total number of shares available for new options will increase from 76,040 to 326,040, of which 281,040 will be reserved for employees and 45,000 will be reserved for outside directors. Adoption of the proposed amendment will assist the Company in its efforts to attract new highly qualified personnel and to continue to retain its key employees by the grant of stock options.

     If the amendment to the Plan is approved by the stockholders, the first sentence of paragraph 3 of the Plan will be deleted and replaced with the following: "Subject to the provisions of paragraph 12 hereof, the number of shares of the Company's Common Stock of the par value of $.10 per share which may be issued and sold under the Plan will not exceed 875,490 shares, of which no more than 89,000 shares may be issued pursuant to paragraph 4.2 hereof".

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S INCENTIVE STOCK OPTION PLAN.

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors has appointed KPMG Peat Marwick as independent certified public accountants for the Company for the year ending December 31, 1996. Management will present to the Annual Meeting a proposal that such appointment be ratified. The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such ratification. A representative of KPMG Peat Marwick will attend the meeting with the opportunity to make a statement if he desires to do so. That representative will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company not later than December 31, 1996 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting. Any such proposal should be communicated in writing to the Secretary of the Company, SpecTran Industrial Park, 50 Hall Road, Sturbridge, Massachusetts 01566.

                                 OTHER MATTERS

     Management does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the accompanying Proxy will have discretion to vote in accordance with their own judgment on such matters.

                                          By Order of the Board of Directors,

                                                            Bruce A. Cannon
                                                                   Secretary
May 1, 1996

PROXY                         SPECTRAN CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned appoints each of Raymond E. Jaeger and Bruce A. Cannon (with full power to act without the other and each with full power to appoint his substitute) as the undersigned's Proxies to vote all shares of Common Stock of the undersigned in SPECTRAN CORPORATION (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, on May 31, 1996, at 10:00 a.m. (local time) or at any adjournments thereof as follows:

1.     ELECTION OF DIRECTORS
       FOR all nominees listed below
       (except as marked contrary to below) / /

1.
      WITHHOLD AUTHORITY
      to vote for all nominees listed below / /

                                John E. Chapman
                               Lily K. Lai, Ph.D.

  (INSTRUCTION:To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).

- - --------------------------------------------------------------------------------
2. PROPOSAL TO RATIFY THE RESERVATION BY THE COMPANY OF 250,000 ADDITIONAL
   SHARES OF THE COMPANY'S AUTHORIZED BUT UNISSUED COMMON STOCK FOR ISSUANCE
   UNDER THE COMPANY'S INCENTIVE STOCK OPTION PLAN, AS AMENDED.

                    FOR / /     AGAINST / /     ABSTAIN / /

3. PROPOSAL TO RATIFY SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1996.

                    FOR / /     AGAINST / /     ABSTAIN / /

4. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

   The shares of Common Stock represented by this Proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted FOR the election of the nominees listed in Item 1 and FOR the proposals in Items 2 and 3.

   The undersigned hereby revokes any Proxy or Proxies to vote shares of Common Stock of the Company heretofore given by the undersigned.

                                             -----------------------------------
                                                                          , 1996
                                                           (Date)

                                             -----------------------------------

                                             -----------------------------------

                                             Please date, sign exactly as name
                                             appears on this Proxy, and promptly
                                             return in the enclosed envelope.
                                             When signing as guardian, executor,
                                             administrator, attorney, trustee,
                                             custodian, or in any other similar
                                             capacity, please give full title.
                                             If a corporation, sign in full
                                             corporate name by president or
                                             other authorized officer, giving
                                             his title, and affix corporate
                                             seal. If a partnership, sign in
                                             partnership name by authorized
                                             person. In the case of joint
                                             ownership, each joint owner must
                                             sign.